UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 9, 2018

First Capital Real Estate Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue 14th Floor New York, NY 10022
(Address, including zip code, of Principal Executive Offices)
(917) 475-9646
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2018 (the “Effective Date”), First Capital Real Estate Trust Incorporated (the “Company”), through First Capital Real Estate Operating Partnership, L.P., its operating partnership (the “OP”), entered into a purchase and sale agreement (the “Agreement”) with 1300 West Bartlett Road Fee, LLC, a Delaware limited liability company, 2645 Federal Signal Drive Fee, LLC, a Delaware limited liability company, and 434 Tolland Turnpike, LLC, a Massachusetts limited liability company (collectively, the “Sellers”). Pursuant to the Agreement, the OP is obligated to acquire from the Sellers the fee title interests in the properties located at 1300 West Bartlett Road, Elgin, IL (the “Elgin Property”); 2645 Federal Signal Drive, University Park, IL (the “University Park Property”); and 428 Tolland Turnpike, Manchester, CT (the “CT Property”), and certain improvements and rights pertaining thereto (collectively, the “Properties”). Other than as described in this Current Report on Form 8-K, there are no material relationships between the Company and the Operating Partnership on the one hand and the Sellers, on the other hand.

The Elgin Property is a warehouse containing approximately 217,011 rentable square feet that is 100% leased to Federal Signal Corporation (NYSE: FSS), a company that designs, manufactures and supplies products and integrated solutions for municipal, governmental, industrial and commercial customers (“Federal Signal”). The lease has a 15-year term which commenced in July 2008 and expires in June 2023. The annual rent under the lease is $2.2 million, with annual rental escalations of 2%. The lease is triple net, whereby the tenant is required to pay substantially all operating expenses in addition to base rent.

The University Park Property is a warehouse containing approximately 429,164 rentable square feet that is 100% leased to Federal Signal. The lease has a 15-year term which commenced in February 2008 and expires in June 2023. The annual rent under the lease is $1.5 million, with annual rental escalations of 2%. The lease is triple net.

The CT Property is a built-to-suit flex office building containing approximately 103,500 rentable square feet that is under construction and will be leased as the headquarters for Bob’s Discount Furniture, a chain of retail furniture stores with locations across the United States. Post-construction, the lease will have an original five-year term with six five-year renewal options. The annual base rent under the lease will be $1.8 million, with rental escalations of 10% every five years.

The contract purchase price of Properties is approximately $88.67 million, allocable to the Properties as follows: $35.32 million to the Elgin Property; $24.34 million to the University Park Property; and $29.0 million to the CT Property. The purchase price is payable as follows: (i) $500,000 in cash or units of limited partnership interests in the OP (“OP Units”) within three business days of the execution of the Agreement, (ii) $500,000 in cash or OP Units within two business days of the expiration of the due diligence period, and (iii) the balance of the purchase price less the amount of debt assumed or repaid by OP, in cash at the closing. The Company and OP currently intend to fund 70% of the purchase price with a first mortgage loan and 15% of the purchase price with a mezzanine loan, each from lenders yet to be identified, and the remaining 15% with proceeds from the sale of OP Units to a third-party investor. There is no assurance that the Company or OP will be able to secure such financing or such proceeds, in each case, on terms that it deems favorable or at all.

The Agreement also provides that the OP will enter into a consulting agreement with Bob Gagnon upon the closing of the acquisitions, pursuant to which it will pay Mr. Gagnon a consulting fee of $500,000. The OP is also obligated to pay a finders fee of approximately $2.6 million to Tonino Mavuli and David Lindland of Roxbury-Greenwich Dev LLC in connection with the acquisitions pursuant to a separate agreement with such parties.

Pursuant to the terms of the Agreement, the OP’s obligation to close upon the acquisitions is subject to the satisfactory completion of a due diligence review of the Properties, in addition to other customary conditions to closing. There can be no assurance that a transaction will be consummated. The Agreement contains customary representations and warranties by the Sellers.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Agreement and the exhibits thereto, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(a)(4)

The audited and unaudited financial statements relating to the acquisitions as required by Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the U.S. Securities and Exchange Commission within 71 calendar days after the date of this Current Report on Form 8-K.

(d)	Exhibits

Exhibit No.	Description
10.1

Purchase and Sale Agreement, dated as of April 9, 2018, by and among First Capital Real Estate Operating Partnership, L.P., 1300 West Bartlett Road Fee, LLC, 2645 Federal Signal Drive Fee, LLC, and 434 Tolland Turnpike, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CAPITAL REAL ESTATE TRUST INCORPORATED

Date: April 12, 2018	By:	/s/ Suneet Singal
		Name:	Suneet Singal
		Title:	Chief Executive Officer, Chairman of the Board of Directors, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Description

10.1	Purchase and Sale Agreement, dated as of April 9, 2018, by and among First Capital Real Estate Operating Partnership, L.P., 1300 West Bartlett Road Fee, LLC, 2645 Federal Signal Drive Fee, LLC, and 434 Tolland Turnpike, LLC.